SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

DRAFT

FORM 8-K


Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934



Date of Report (Date of Earliest Event Reported)
September 3, 1998

General Growth Properties, Inc.
(Exact name of registrant as specified in its charter)



  Delaware               1-11656                  42-1283895
(State or other         (Commission           (I.R.S. Employer
 jurisdiction of         File Number)           Identification
 incorporation)                                        Number)


110 N. Wacker Drive, Chicago, Illinois 60606
(Address of principal executive offices)  (Zip Code)


312) 960-5000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report.)



Item 5.  Other Events.

Pierre Bossier Mall

On September 3, 1998, GGP Limited Partnership, a Delaware limited partnership (the "Operating Partnership" ), bought 100% of the Pierre Bossier Mall in Bossier City (Shreveport), Louisiana from BMP Realty Enterprises, L.L.C. ("Sellers"). The general partner of the Operating Partnership is General Growth Properties, Inc., a Delaware corporation (the "Company" ), which holds approximately a 65.9% interest in the Operating Partnership (assuming conversion of all Operating Partnership preferred units into Operating Partnership common units).

The aggregate consideration paid by the Operating Partnership for the Pierre Bossier Mall was approximately $52.7 million (subject to prorations and to certain adjustments and payments to be made by the Operating Partnership). The consideration was paid in the form of approximately $10 million in cash (funded from the Company's line of credit), a new mortgage loan (obtained from an independent third party) of approximately $42 million and the assumption of approximately $.7 million of existing debt. The Company had previously loaned the Sellers approximately $50 million and received an option to buy the property. In conjunction with the closing of the sale, the loan was fully repaid.

Pierre Bossier Mall opened in 1982. It is a one-level mall containing approximately 614,000 square feet of retail gross leasable area. Dillards, Sears, JC Penney, Service Merchandise and a six-screen cinema anchor the center. The mall includes approximately 212,000 square feet of mall shop space, which is currently approximately 92% occupied.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    (a),(b) Not applicable.

     (c) Exhibits

     See Exhibit Index attached hereto and incorporated herein.


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                GENERAL GROWTH PROPERTIES, INC.



                                    By:  /s/ Bernard Freibaum
                                    ----------------------------
                                    Bernard Freibaum
                                    Executive Vice President and
                                    Chief Financial Officer

                                     Date:   October 1, 1998



EXHIBIT INDEX

Exhibit                        Name                         Page
Number                                                    Number


2.	Real Estate Purchase Agreement dated as of
	September 3, 1998 among BMP Realty Enterprises, L.L.C.
	and GGP Limited Partnership.